
EXHIBIT 10.1

STANDARD LAND SALES AGREEMENT

1. PURCHASE AND SALE. As a result of the efforts of Tom Wilson and Associates, LLC Broker ("Broker") a licensed real estate broker, and __N/A ("Co-Broker") a licensed real estate broker, the undersigned purchaser ("Purchaser") agrees to buy, and the undersigned seller ("Seller") agrees to sell all that tract of land as more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof, together with all improvements now located thereon, including all electrical, mechanical, plumbing and other systems and all fixtures located therein, as well as plants, trees, and shrubbery thereon (collectively, the "Property").

2. PURCHASE PRICE. The purchase price ("Purchase Price") of the Property shall be Six Hundred Thirty-Nine Thousand 00/99 U.S. Dollars ($639,000.00) contained within the Property, excluding such portions of the Property within any public road rights-of-way, as shown on the Survey (as hereinafter defined). The Purchase Price shall be paid as follows: _____________________________________________________________________________.

3. EARNEST MONEY. Purchaser has paid to Broker $5,000. 00 check, the receipt of which is hereby acknowledged by Broker, as "Earnest Money" which Earnest Money shall be applied as part payment of the cash portion of the purchase price of the Property at the time the sale is consummated. If Purchaser's check for the Earnest Money is returned by Purchaser's bank for any reason, Seller shall have the option to declare this Agreement null and void by written notice to Purchaser and Broker. Purchaser and Seller understand and agree that Broker shall deposit Earnest Money in Broker's escrow trust account within five (5) banking day s following the execution of this Agreement by all parties.

The parties to this Agreement understand and agree that the disbursement of Earnest Money held by the Broker as escrow agent can occur only (A) at closing; (B) upon written agreement signed by all parties having an interest in the funds; (C) upon court order; (D) upon the failure of any contingency or failure of either party to fulfill its obligations as set forth in this Agreement; or (E) as otherwise set out herein. In the event of a dispute between Purchaser and Seller, sufficient in the discretion of Broker to justify its doing so, Broker shall be entitled to interplead all or any disputed part of the Earnest Money into court, and thereupon be discharged from all further duties and liabilities hereunder. The filing of any such interpleader action shall not deprive Broker of any of its rights under this Agreement. Purchaser and Seller agree that Broker shall be entitled to be compensated by the party who does not prevail in the interpleader action for its costs and expenses, including reasonable attorney's fees, in filing said interpleader action. In such disputed cases, if Broker decides not to interplead, Broker may make a disbursal of the Earnest Money upon a reasonable interpretation of this Agreement. If Broker decides to make a disbursal to which all parties to this Agreement do not expressly agree, Broker shall give all parties fifteen (15) days notice in writing of Broker's intent to disburse. Such notice shall be delivered by certified mail to the parties' last known addresses and must recite to whom and when the disbursal will be made. After disbursement, Broker shall notify all parties by certified mail of such disbursement. Any such disbursal made by Broker upon advice of counsel shall conclusively be deemed to have been made upon a reasonable interpretation. If this Agreement is properly terminated by Purchaser for any reason permitted under this Agreement, Broker shall refund the Earnest Money to Purchaser, and no party hereto shall have any further rights or obligations hereunder; provided, that, if the Agreement is terminated by Purchaser during the Inspection Period (as hereinafter defined) as a result of Purchaser exercising the right to terminate contained in Paragraph 5 hereof, then, Broker shall pay $100.00 of the Earnest Money to Seller in consideration of the termination right granted therein to Purchaser.


4. TITLE. Seller represents and warrants that Seller presently has good and marketable fee simple title to the Property, and at the time the sale is consummated ("Closing"), Seller agrees to convey marketable and insurable fee simple title to the Property to Purchaser by a limited warranty deed. Good and marketable fee simple title is hereby defined as title which a title insurance company licensed to do business in the State of Georgia (the "Title Company") will insure at its standard rates on an ALTA Owner Policy, without exception other than the following "Permitted Title Exceptions": (1) zoning ordinances affecting the Property, (2) general utility, sewer and drainage easements of record upon which the improvements do not encroach, (3) subdivision easements of record, and (4) leases, other easements, and encumbrances specified in this Agreement. It is understood and agreed that said marketability shall be determined in accordance with Georgia law as supplemented by the Title Standards of the State Bar of Georgia. Purchaser shall have a reasonable time following the end of the Inspection Period (as hereinafter defined) in which to examine title and to furnish Seller with a written statement of objections affecting the marketability of said title, other than the Permitted Title Exceptions ("Title Objections"). Seller shall then have until the earlier of the Closing Date (as hereinafter defined) or thirty (30) days after receipt of such objections to exercise Seller's best efforts to satisfy all such objections (except those objections of a monetary nature, which shall be satisfied by Seller by the payment of money at or prior to Closing) and, if Seller fails to satisfy such objections, then, at the option of Purchaser evidenced by written notice to Seller: (A) the Closing Date shall be extended by the additional time (not to exceed sixty [60] days) required for Seller to satisfy such objections; (B) Purchaser may accept title subject to such objections; (C) Purchaser may pursue any and all remedies available to it at law or equity including an action for specific performance of this Agreement; or, (D) Purchaser may terminate this Agreement, whereupon Purchaser shall be entitled to a refund of the Earnest Money.

5. INSPECTION. Purchaser, its agents, or representatives, at Purchaser's expense and at all times before the Closing, shall have the right to enter upon the Property for the purpose of inspecting, examining, boring, digging test holes, testing, surveying the Property and satisfying itself with respect to environmental matters and the availability of utilities to serve the Property. Purchaser assumes all responsibility for the acts of Purchaser, its agents and representatives as provided by this paragraph, and Purchaser hereby agrees to indemnify, defend and hold Seller and Brokers (as defined hereafter) harmless from and against all loss, cost, damage, expense and claims suffered or incurred by Seller and Brokers as a result of the exercise of such right by Purchaser and its agents, employees and contractors. In the event Purchaser does any boring, digging of test holes or testing of the Property, Purchaser shall restore the Property to its condition prior to said boring, digging of test holes or testing. It is understood by Seller that said boring, digging of test holes or other tests may necessitate the need for Purchaser to cut trees and bushes located on the Property and to alter vegetation to determine soil and rock conditions. Purchaser shall restore the Property to its previous condition after said borings, digging of test holes or other tests except that Purchaser shall not be required to restore trees, bushes and other vegetation that have been altered in order to do said borings, diggings or other tests. Purchaser shall use reasonable care to insure that a minimum amount of trees and bushes are cut and vegetation is altered and Purchaser shall remove all trash and debris created by its inspection of the Property. The provisions of this paragraph shall survive the rescission, cancellation, termination or consummation of this Agreement. Purchaser shall have a ninety (90) day period ("Inspection Period") after the Acceptance Date to decide in its sole and absolute discretion that the Property is satisfactory for Purchaser's acquisition. If Purchaser determines that the Property is not satisfactory, then Purchaser may terminate this Agreement by giving written notice to Seller and Broker prior to the end of the Inspection Period, and upon receipt of such notice, Broker shall refund the Earnest Money to Purchaser, less One Hundred ($100.00) Dollars, thereof which shall be paid by Broker to Seller as consideration for the termination right herein granted to Purchaser.

6. CLOSING. The closing date ("Closing Date") shall be on or before December 31, 2002. The Closing shall be at a specific place and time on a date designated by Purchaser to Seller at least three (3) days prior to the Closing Date. If Purchaser fails to designate said place, time and date, the Closing shall be held on the Closing Date at 1:00 p.m. in the office of the Broker at the address shown below. Purchaser shall take possession of the Property on the Closing Date. Seller shall pay the State of Georgia property transfer tax. Real Estate taxes (based upon the most recent assessment for the Property) shall be prorated as of the Closing Date for the calendar year in which the Closing occurs, and Purchaser and Seller agree that if such proration is not based on actual tax bills for such calendar year, then there shall be a subsequent adjustment and accounting between Purchaser and Seller as to such proration when the actual tax bills are rendered. The obligations of Purchaser and Seller to make an adjustment and accounting as to said tax proration as between themselves shall survive the Closing

      .

7. AVAILABILITY OF UTILITIES. Notwithstanding anything to the contrary, if after the end of the Inspection Period and prior to the Closing any utility company or governmental entity takes any action (including, without limitation, imposing a sewer moratorium) that results in the non-availability to the Property at the Closing of any utility necessary for the development thereof (including, without limitation, necessary or appropriate pressures and capacities), then Purchaser may terminate this Agreement by giving written notice thereof to Seller and Broker prior to the Closing, whereupon Broker shall refund the Earnest Money to Purchaser.

8. SURVEY. Purchaser shall, at Purchaser's expense, cause an accurate survey to be made of the Property by a Georgia Registered Land Surveyor of Purchaser's choice within a reasonable time after the end of the Inspection Period, but not later than ten (10) days before the Closing. The survey shall certify the acreage of the Property, computed to the nearest 1/100th of an acre excluding such portions of the Property as are within any public road rights-of-way. The survey shall be sufficient in form and content so that the Title Company will delete the standard survey exception. Prior to the Closing, Purchaser shall deliver three copies of the survey to Seller. In the event the survey discloses any matters other than Permitted Title Exceptions to which the Purchaser objects, such matters shall be deemed to be Title Objections and the provisions of the TITLE paragraph above shall apply. If the survey is reasonably unacceptable to Seller, then Seller may, within three (3) days after receipt of Purchaser's survey, appoint (at Seller's expense) a second surveyor who shall attempt to resolve with Purchaser's surveyor any discrepancies with or objections to the survey. In the event the two surveyors are unable to resolve such matters, then they shall immediately appoint a third surveyor whose decision shall conclusively determine the disposition of any discrepancies or objections with regard to the survey. The cost of the third surveyor shall be shared equally by Purchaser and Seller. In the event that the final survey which results from the approval process set forth in this paragraph, hereafter called "Survey", is not completed by the Closing Date, then the Closing Date shall be postponed for a reasonable time to allow for the Survey to be completed. The legal description of the Property, contained in the limited warranty deed from Seller, shall be based upon and conform to Survey.

9. DISCLOSURE. Purchaser and Seller acknowledge that Broker has X acted as an agent for the Purchaser , or _____ has acted as a transaction broker and not as an agent for Purchaser or Seller with respect to the transaction contemplated herein. Purchaser and Seller acknowledge that Co-Broker ______ has acted as the agent ____N/A________ or _____ has acted as a transaction broker and not as an agent for Purchaser or Seller, with respect to the transaction contemplated herein.

10. REAL ESTATE COMMISSION. In negotiating this Agreement Broker and Co-Broker (collectively "Brokers") have rendered a valuable service for which Brokers shall be paid a commission at the Closing by the Seller equal to five percent (5.000%) of the Purchase Price to be paid in cash at Closing.

No change shall be made by Purchaser or Seller with respect to the time of payment, amount of payment or the conditions of payment of the Real Estate Commission specified in this Agreement, without the written consent of Brokers. Purchaser and Seller each hereby represent and warrant to the other, and to Brokers, that no party other than Brokers is entitled as a result of the actions of Seller or Purchaser, as the case may be, to a commission or other fee resulting from the execution of this Agreement or the transaction contemplated hereby, and Seller and Purchaser hereby agree to indemnify, defend and hold each other and Brokers harmless from and against any and all costs, damages and expenses, including attorneys' fees, resulting directly or indirectly, from any such claim arising out of the actions of or contact with Seller or Purchaser, as the case may be. This representation, warranty and indemnity shall survive the rescission, cancellation, termination or consummation of this Agreement.

11. DISCLAIMER. Seller and Purchaser acknowledge that they have not relied upon the advice or representations, if any, of Brokers, or their associate brokers or salespersons, concerning: (A) the legal and tax consequences of this Agreement in the sale of the Property; (B) the terms and conditions of financing; (C) the purchase and ownership of the Property; (D) the structural condition of the Property; (E) the operating condition of any business; (F) the operating condition of the electrical, heating, air conditioning, plumbing, water heating systems and appliances on the Property; (G) the availability of utilities to the Property; (H) the investment potential or resale value of the Property; (I) the financial ability of Purchaser, or, (J) environmental matters relative to the Property. Seller and Purchaser both acknowledge that if such matters have been a concern to them, they have sought and obtained independent advice relative thereto. All parties hereto acknowledge that the Atlanta Commercial Board of REALTORS (copyright sign), Inc. has furnished this Standard Land Sales Agreement form to its members as a service and that it makes no representation or warranty as to the enforceability of this Standard Land Sales Agreement form.

12. DAMAGE TO PROPERTY. Seller warrants that at the Closing the Property will be in the same condition as it is on the Acceptance Date, normal wear and tear excepted, and that Seller neither will do nor will permit to be done anything which will affect the use of the Property, except as otherwise provided in this Agreement. However, should the Property be destroyed or substantially damaged either physically or through condemnation (or threat thereof) before the Closing, then at the election of Purchaser: Purchaser may terminate this Agreement; or, Purchaser may consummate this Agreement, in which event Purchaser shall have the right to receive such insurance proceeds or condemnation awards (if any) which have been paid, or, if not yet paid, to receive an assignment of such insurance proceeds or condemnation awards.


13. ASSIGNMENT. This Agreement, and the rights and obligations hereunder, may not be assigned by Purchaser without the prior written consent of Seller. Notwithstanding anything contained herein to the contrary, however, any such approved assignee shall assume in writing all of the obligations and liabilities of Purchaser hereunder; and a copy of such assignment shall be provided to Seller in writing within two (2) days after it is signed by Purchaser and assignee.

14. SELLER'S WARRANTIES. Seller agrees, represents and warrants that, to Seller's best knowledge and belief: (A) Seller has the full right and authority to enter into this Agreement and to consummate the sale of the Property as set forth herein; (B) Seller has not received any notice and has no knowledge that the Property is or will be affected by any special assessments, condemnation, eminent domain, change in grade of public streets or similar proceedings; (C) Seller has entered into no unperformed agreement oral or written, not referred to herein, with reference to the Property, and neither the Seller nor the Property is subject to any judgment or decree of a court of competent jurisdiction, or to any lawsuit or administrative proceeding which would in any way adversely affect the Property or which would in any way be binding upon Purchaser or its successors or assigns, or which would limit or restrict in any way Seller's rights and ability to enter into this Agreement and consummate the transactions contemplated hereby; (D) the Property has never been utilized for the use, discharge, or storage of any hazardous material or any landfill for garbage or refuse, dump, stump pit or other similar purposes; and (E) the Property is free of any underground storage tanks, petroleum product contamination, hazardous substance, asbestos, radon, contaminants, oil, radioactive or other materials, the removal of which is required, or the maintenance of which is required, or the maintenance of which is prohibited, penalized, or regulated by any local, state, or federal agency, authority, or government unit. Seller covenants and agrees that in the event Seller receives any written or verbal notice regarding the matters described in this paragraph, Seller will promptly give notice to Purchaser of the pertinent facts regarding same.

15. DEFAULT. In the event Purchaser defaults under this Agreement, Seller agrees to provide Purchaser with written notice of such default specifying the nature of such default. Purchaser shall have a five (5) business day period after the date said notice is given in which to cure said default In the event that Purchaser does not cure said default within said five (5) business day period and the transaction contemplated hereby is not closed by reason of Purchaser's default (and Seller has performed all of its obligations hereunder) then the Earnest Money shall be paid one-half to Seller and one-half to the Broker representing the Seller as full liquidated damages, this Agreement shall be null and void, and none of the parties hereto shall have any further rights or obligations hereunder. Purchaser and Seller acknowledge that it would be difficult to ascertain precisely the actual damages suffered by Seller as a result of any default by Purchaser and agree that such liquidated damages are a reasonable estimate thereof. In the event Seller defaults under this Agreement, Purchaser being ready, willing, and able to perform all obligations imposed upon Purchaser hereby, Purchaser shall be entitled to an immediate refund of all Earnest Money paid hereunder, and Purchaser may pursue any and all remedies available to it at law and in equity, including, without limitation, an action for specific performance of this Agreement, and the commission provided for in Paragraph 10 hereof shall be deemed to have been earned by Brokers, and Seller shall be obligated immediately to pay to Brokers the commission provided for in Paragraph 10 hereof.

16. NOTICES. Any notices or deliveries which may be permitted or required hereunder shall be in writing, shall include a copy to all parties hereto, and shall be deemed to have been duly given as of the date and time that same are hand delivered, delivered by courier, or deposited with the United States Postal Service, Certified Mail, return receipt requested, postage prepaid, and addressed to the parties hereto at the addresses contained herein, or such other addresses as the parties hereto shall from time to time designate to the others by notice in writing as herein provided. In the event that any notice or obligation shall be required to be given or performed on a weekend or legal holiday then such date shall automatically be extended to the close of business of the next regular business day. Any such notices or deliveries required or permitted hereunder may be delivered to the fax number set forth herein by facsimile thereof (with delivery of an original by acceptable means, as set forth above, promptly to follow) and such facsimile shall constitute an acceptable notice or delivery.


17. GENERAL.

A. Entire Agreement. This Agreement constitutes the sole and entire Agreement between the parties hereto with respect to the subject matter hereof, and no modification of this Agreement shall be binding unless signed by all parties to this Agreement. No representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto.

B. Captions. The headings at the beginning of each paragraph are for clarification purposes only and are not intended to alter the context of this Agreement.

C. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

D. Time of the Essence. Time is of the essence of this Agreement.

E. Governing Law. This Agreement shall be interpreted in all respects in accordance with the laws of the State of Georgia.

F. No Waiver. No failure of any party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

G. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an executed original hereof.

H. Conditions Precedent. Conditions precedent to the obligation of either party to close hereunder, if any, are for the benefit of such party only, and any and all of said conditions may be waived in the discretion of the party benefited thereby.

I. Responsibility to Cooperate. Seller and Purchaser agree that such documentation as is reasonably necessary to carry out the terms of this Agreement shall be produced, executed and/or delivered by such parties within the time required to fulfill the terms and conditions of this Agreement.

J. Survival of Agreement. Any condition or stipulation not fulfilled at the time of the Closing shall survive the closing, execution and delivery of the warranty deed until such time as said conditions or stipulations are fulfilled.

K. Closing Certifications. Seller shall deliver to Purchaser at the Closing an affidavit: (i) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code; (ii) certifying the information required for Internal Revenue Service Form 1099; and (iii) certifying as to such other matters as may be reasonably required by the title insurance company for issuance of a title insurance policy on the Property.

Any postponement or delay of the Closing, as may be permitted in this Agreement, shall not exceed eighteen (18) months, unless otherwise expressly agreed in writing by all of the parties hereto.

18. SPECIAL STIPULATIONS:

The following Special Stipulations shall, if conflicting with the foregoing, control: Please see Exhibit "B" , Special Stipulations, attached hereto and made a part hereof.

This instrument shall be regarded as an offer by the first party to sign it and is open for acceptance by the other party until 5 o'clock p.m. on the 13th day of September, 2002, by which time written acceptance of such offer must have been actually received by Broker, who shall promptly notify the other party of such acceptance.


Purchaser and Seller acknowledge that they have read and understand the terms of this Agreement and have each received a copy of same.

The "Acceptance Date" of this Agreement is __________________________________.

IN WITNESS WHEREOF, Purchaser, Seller, Broker and Co-Broker have hereunto set their hands and seals as of the date indicated below.
Signed, sealed and delivered in the presence of: __________________________________________	PURCHASER: MOUNTAIN BANCSHARES, INC. By: s/John Lewis JOHN LEWIS, PRESIDENT/CEO Date: 9/10/02

Signed, sealed and delivered in the presence of: __________________________________________	SELLER: HIGHSMITH MARKS CO. LLC By: s/Wendell M. Starke WENDELL M. STARKE, MANAGER ATLANTA, GEORGIA 30305 Date: September 11, 2002

Signed, sealed and delivered in the presence of: __________________________________________	BROKER: TOM WILSON AND ASSOCIATES, LLC By: s/Tom Wilson THOMAS M. WILSON, PARTNER 2920 WOODBINE HILL WAY NORCROSS, GA 30071 PHONE: (770) 242-7917 X23 Date: 9/10/02


EXHIBIT "A"

LEGAL DESCRIPTION

[Part of site plan showing Outlot #2, 1.27 acres]


EXHIBIT "B"

SPECIAL STIPULATIONS

1. Facsimile signatures shall be sufficient unless originals are required by a third party.

2. Paragraph 3. Earnest Money. In the event Broker shall be in doubt as to its duties or obligations with regard to said Earnest Money Deposit, Broker shall not be required to disburse same and may, at its option, continue to hold same until both Purchaser and Seller agree as to its disposition, or until final judgment is entered by a court of competent jurisdiction directing its disposition, or Broker may place said Earnest Money Deposit in the registry of a court of competent jurisdiction and file an action in interpleader in which case Broker shall thereupon be released of all liability for holding said Earnest Money Deposit. Purchaser and Seller shall pay all costs and legal fees of Broker in connection with such action in interpleader or in connection with any action instituted by either Purchaser or Seller related to said Earnest Money Deposit. Except for willful breach of the terms of this Agreement or gross negligence, Broker shall not be liable to any person whomsoever for misdelivery or other error in the handling of the Earnest Money Deposit.

3. E-mail. E-mail shall not be sufficient for legal notice under Paragraph 16, Notices, of this Land Sales Agreement.

4. Counterparts. This Land Sales Agreement may be executed in two or more counterparts, each of which shall constitute an original, but when taken together shall constitute but one Land Sales Agreement. Each counterpart shall be effective if it bears the signatures of all parties hereto, or so many counterparts shall contain all of the signatures of the parties hereto and shall constitute one Agreement, and shall be effective as such.

5. Paragraph 5. Inspection. Within ninety (90) days following the date of execution of this contract by all parties, Purchaser shall have such inspections, title examinations, surveys and/or reports as Purchaser shall deem necessary in order to determine the suitability of the Property for Purchaser's intended use and occupancy. In the event Purchaser, in Purchaser's sole opinion, shall determine that the Property is not so suited, for any reason whatsoever, Purchaser shall so notify Seller and Broker, in writing during the ninety (90) day period, and Broker shall promptly refund Purchaser's $5,000.00 Earnest Money in full. This contract will then be declared null and void with no further obligation to any party.

6. Paragraph 6, Closing. This Agreement shall be contingent upon Purchaser obtaining regulatory approval and capitalization ("Requirements") of the proposed entity, Mountain State Bank and its holding company Mountain Bancshares, Inc. Purchaser shall notify Seller and Broker, in writing during the ninety (90) day inspection period of the entity status. If Purchaser is successful in obtaining its Requirements, all parties shall proceed to closing in a timely manner. If Purchaser has been unsuccessful in obtaining its Requirements, Broker shall promptly refund Purchaser's $5,000.00 Earnest Money in full. This contract will then be declared null and void with no further obligation to any party.

7. Paragraph 6, Closing. Seller shall pay the cost of any transfer tax incurred in connection with recording the deed and the cost of satisfying any outstanding indebtedness on the Property. Purchaser shall pay the cost of recording the deed, the premium for the title policy, including without limitation, the cost of the title commitment and any title search or cancellation fee associated therewith and the cost of any endorsements to the title policy required by Purchaser, the cost of any survey required by Purchaser, and any costs Purchaser incurs in connection with its due diligence or other activities related to the Property, including any such costs that are expended prior to the execution of this Agreement. Ad Valorem property taxes imposed on the Property shall be prorated between Purchaser and Seller based on the date of Closing, with Purchaser being considered as the owner on the date of Closing. Each party shall pay its own expenses with respect to Closing, including but not limited to, attorney's fees, costs and expenses in connection with satisfying conditions hereunder and under the Contract.

8. Due Diligence Material. As and if available, Seller agrees to provide Purchaser with a copy of certain information to facilitate Purchaser's due diligence review of the Property ("Due Diligence Material") within seven (7) business days of Seller's receipt of this Agreement fully executed by the all parties. Seller, however, shall not be required to update the Due Diligence Material (but will provide a copy of any update that occurs during the Inspection Period)


EXHIBIT "B"

SPECIAL STIPULATIONS

or provide any such Due Diligence Material that is not in Seller's custody or control. Any costs associated with the Due Diligence Material beyond the first copy provided to Purchaser will be at Purchaser's expense. The Due Diligence Material may include the following in connection with the surrounding property of which the Property is a part -- latest survey, Seller's title insurance commitment (or policy, if available), Phase I environmental report, and geotechnical report.

9. Paragraph 14. Seller's Warranties. Seller Representations.

a. Seller will provide Purchaser all restrictions, covenants, allowable uses, non-allowable uses, building materials allowed, height restriction, etc. within five (5) days after the Effective Date of this Agreement.

b. Seller, to the best of Seller's knowledge, represents to Purchaser that the sewer tap and capacity are allowable to the property.

c. Seller, to the beat of its knowledge, warrants that no toxic material or dumping has occurred on this site.

d. Seller acknowledges the intended use is for a banking/financial institution and will, except within food stores, not allow any Automatic Teller Machines (ATMs) and/or other lending/banking/financial facilities on contiguous property and will make this a deed restriction.
